SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant | |

Check the appropriate box:

| |  Preliminary Proxy Statement
| | Confidential, for Use of Commission Only (as permitted by Rule 14-6(e)(2)) |X| Definitive Proxy Statement
| |  Definitive Additional Materials
| |  Soliciting Material Pursuant to  240.14a-11(c) or 240.14a-12

                                  PANACO, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1) Title of each class of securities to which transaction applies: _____________________________________________________________
         2) Aggregate number of securities to which transaction applies:______________________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):__________________________________________________________
         4) Proposed maximum aggregate value of transaction: __________________
         5) Total fee paid:____________________________________________________

| | Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount previously paid: ___________________________________________
         2) Form, schedule or registration statement no.: _____________________
         3) Filing party: _____________________________________________________
         4) Dated filed: ______________________________________________________

                                  PANACO, INC.
                                 1100 Louisiana
                                   Suite 5100
                              Houston, Texas 77002

                          Annual Meeting - June 7, 2000

Dear Fellow Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of PANACO, Inc. to be held at 9:00 a.m. CST, Wednesday, June 7, 2000, at the Doubletree Hotel, 400 Dallas St., Houston, Texas 77002. A complimentary breakfast will be available to all stockholders beginning at 8:30 a.m. CST. Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

     At this Annual Meeting, as more fully set forth in the accompanying Notice of Annual Meeting and Proxy Statement, stockholders are being asked to elect three directors to serve for three-year terms.

     It is very important that your shares are represented and voted at the Annual Meeting, so we request your cooperation in promptly signing, dating and mailing the enclosed WHITE proxy card in the envelope provided for your convenience.

     On behalf of your Board of Directors.

                                        Sincerely,

                                        /s/ Larry M. Wright
                                        _____________________________________
                                        Larry M. Wright,
                                        Chief Executive Officer and President

=============================================================================

                       PLEASE SIGN, DATE AND MAIL PROMPTLY
                          THE ENCLOSED WHITE PROXY CARD

=============================================================================

                                  PANACO, INC.

                                 1100 Louisiana
                                   Suite 5100
                              Houston, Texas 77002

                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of PANACO, Inc. (the "Company") will be held at the Doubletree Hotel, 400 Dallas St., Houston, Texas 77002, on Wednesday, June 7, 2000, at 9:00 a.m. for the following purposes:

     1. To elect three Class II Directors for three-year terms ending at the annual meeting of stockholders in the year 2003;

     2. To act upon such other matters as may properly come before the Annual Meeting.

     Only stockholders of record at the close of business on April 18, 2000 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Please note that attendance at the Annual Meeting will be limited to stockholders (or their authorized representatives) as of April 18, 2000, the record date, and to guests of the Company.

                             YOUR VOTE IS IMPORTANT

     The vote of each stockholder is important, regardless of the number of shares held. Whether or not you plan to attend the Annual Meeting, please sign, date and mail the accompanying proxy card promptly in the enclosed postage-paid envelope. PLEASE NOTE THAT YOUR VOTE CANNOT BE COUNTED UNLESS YOU SIGN AND RETURN THE PROXY CARD OR ATTEND THE MEETING AND VOTE IN PERSON. ACCORDINGLY, YOU ARE URGED TO RETURN YOUR WHITE PROXY CARD AT YOUR EARLIEST CONVENIENCE.

     Thank you for your cooperation and support.

                                              /s/ Todd R. Bart
                                              _______________________________
                                              Todd R. Bart, Secretary
April 28, 2000

                                  PANACO, INC.

                                 1100 Louisiana
                                   Suite 5100
                              Houston, Texas 77002

                                 PROXY STATEMENT

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 24, 2000 in connection with the solicitation of proxies by the Board of Directors of PANACO, Inc. (the "Company") for use at the 2000 Annual Meeting of the Stockholders to be held at 9:00 a.m. on Wednesday, June 7, 2000, and at any postponement or adjournment thereof (the "Annual Meeting").

     At the Annual Meeting, stockholders will be asked:

     1. To elect three Class II Directors for three-year terms ending at the annual meeting of stockholders in the year 2003;

     2. To act upon such other matters as may properly come before the Annual Meeting.

     On the record date, April 18, 2000, the outstanding voting securities of the Company consisted of 24,323,521 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), all of one class. Each share of Common Stock has one vote on each matter presented for action at the Annual Meeting.

     The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

Voting

     Shares of Common Stock can be voted at the Annual Meeting only if the stockholder is represented by proxy or is present in person. A stockholder giving a proxy in the accompanying form retains the power to revoke it by a later dated appointment or by giving notice of revocation to the Company in writing or by voting in open meeting. Any such notices should be directed to Todd R. Bart, Secretary of the Company, at the address set forth above. Shares of Common Stock for which proxies are properly executed and returned prior to the Annual Meeting will be voted in accordance with the instructions contained therein, or in the absence of contrary instructions, such shares will be voted:
(1) to elect three Class II directors for three-year terms ending at the annual meeting of stockholders in the year 2003; (2) to act in the proxies' discretion upon such other matters as may properly come before the Annual Meeting.

     Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purposes of determining the presence of a quorum. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy have not been voted by such stockholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instruction from the beneficial owner of the stock. The shares subject to any such proxy which have not been voted with respect to a particular matter (the "Non-Voted Shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered Non-Voting Shares.

     The election of directors requires a plurality of the votes. Thus, abstentions and Non-Voted Shares will not affect the outcome of the election of directors.

     YOUR VOTE IS IMPORTANT. Please sign, date and promptly mail your proxy card so that a quorum may be represented at the Annual Meeting.

                               BOARD OF DIRECTORS

                               General Information

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance and governance of the Company, although it is not involved in day-to-day operating details. Directors are kept informed of the Company's business by various reports and documents, as well as by operating and financial reports presented at Board and committee meetings by the Chairman and other officers.

     Meetings of the Board of Directors are regularly held each quarter and following the Annual Meeting. Additional meetings of the Board, including meetings by telephone conference call, may be called whenever needed. The Board of Directors of the Company held ten meetings in 1999, six of which were meetings by telephone conference call. During that period, each incumbent director attended at least 75% of the total number of meetings of the Board of Directors that were held after his election to the Board.

                              ELECTION OF DIRECTORS
                             (Item 1 on Proxy Card)

     The Board of Directors of the Company presently consists of eight members, seven of whom are independent non-employees of the Company. The Company's Certificate of Incorporation requires that the directors be divided into three classes, with an equal number of directors in each class when possible. At each annual meeting of stockholders, directors constituting a class are elected to hold office until the third annual meeting of stockholders following their election. The term of the present Class II Directors expires in 2000. The Board of Directors has nominated Messrs. Wright, Nortman and First for election as directors in Class II. The three directors in Class III continue to serve until the 2001 annual meeting of stockholders and the two directors in Class I continue to serve until the 2002 annual meeting of stockholders, and until their respective successors are elected and qualified.

     It is intended that shares of Common Stock represented by the accompanying form of proxy will be voted for the election of the nominees, unless contrary instructions are indicated as provided on the proxy card. If you do not wish your shares to be voted for a particular nominee, you may so indicate on the proxy card. The shares of Common Stock vote as a single class for the election of directors. If one or more of the nominees should at the time of the meeting, be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

     For each director of the Company, including those nominated for election, following is a brief description of each nominee or director's principal occupation and business experience during the last five years, directorships of publicly held companies presently held by any nominee or Director, age and certain other information. When indicating the tenure with the Company of each Director, the "Company" means the present corporation (post-August 1992) and Pan Petroleum MLP ("PAN") (pre-September 1992).

Class II Directors and Nominees

     Larry M. Wright, age 55. Mr. Wright, a Director of the Company since 1992, received his B.S. Degree in Chemical Engineering from the University of Oklahoma in 1966. From 1966 to 1976 he was with Union Oil Company of California (UNOCAL). From 1976 to 1980, he was with Texas International Petroleum Corporation, ultimately as division operations manager. From 1980 to 1981, he was with what is now Trans Texas Gas Company as Vice President-Exploration and Production. From 1981-1982, he was Senior Vice President of Operations for Texas International Petroleum Corporation, and, from 1983 to 1985, he was Executive Vice President of Funk Fuels Corp., a subsidiary of Funk Exploration. From 1985 to 1993, Mr. Wright was an independent consultant to the Company and its predecessors. From 1993 to 1997, he served as Executive Vice President of the Company and from October 1997 to August 1998, he served as President and Chief Operating Officer. Mr. Wright was elected Chief Executive Officer of the Company in August 1998.

     Stanley Nortman, age 60. The Board appointed Mr. Nortman as a Director of the Company in September 1999. Mr. Nortman has been the President of Nortman Associates, a marketing and consulting company from 1988 to the present. From 1988 to 1992 Mr. Nortman was the Chairman of the Galaxy Group, a completion and bonding company. Mr. Nortman was also the President of the Travel Channel from 1991 until it sale in 1992. In 1968 Mr. Nortman founded Nortman Metals, a metal distribution company, for which he served as its President and CEO until 1983. Mr. Nortman received a B.B.A. degree from Hofstra University in 1963.

     Harold First, age 63. Mr. First has been a Director of the Company since September 1997. Since January 1993 he has been an independent financial consultant. Mr. First became a director of the Cadus Pharmaceutical Corporation in April 1995. From December 1990 through January 1993, Mr. First served as Chief Financial Officer of Icahn Holding Corp. a privately held holding company, and related entities. He has been a director of Taj Mahal Holding Corporation, a public casino and gaming corporation and a director of Trump Taj Mahal Realty Corporation, a privately held real estate company, from October 1991 until September 1996; a member of the Supervisory Board of Directors of Memorex Telex N.V. a public technology company from February 1992 until February 1997; a director of Talk.Com, a public long distance telephone service company from September 1995 to September 1999; and a director of Philip Services Corporation, a leading integrated provider of industrial and metals service, since November 1998. Mr. First was a director of Trans World Airlines, Inc. a public airline company from December 1990 through January 1993; a director of ACF Industries, Inc., a privately held railcar leasing and manufacturing company, from February 1991 through December 1992; Vice Chairman of the Board of Directors of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P. a public limited partnership that invests in real estate from March 1991 through December 1992; and a director of both Marvel Entertainment Group, Inc. a public company that publishes comic books and develops, sells and licences comic books and the characters, and Toy Biz, Inc. a public company that markets and sells toys from June 1997 through April 1998. Mr. First is a Certified Public Accountant. He serves on the Audit Committee and Executive Committee of the Company.

Class III Directors

     Donald W. Chesser, age 61. Mr. Chesser, a Director of the Company since 1992, received his B.B.A. in Accounting from Texas Tech University in 1963 and has served with several certified public accounting firms since that time, including eight years with Elmer Fox and Company. From 1977 to 1981, he was with

IMCO Enterprises, Inc. Since 1982 he has been a stockholder and President of Chesser & Company, P.A., a certified public accounting firm. He is also President of Financial Advisors, Inc., a registered investment advisor. He serves on the Audit Committee.

     James B. Kreamer, age 61. Mr. Kreamer, a Director of the Company since 1993, received his B.S. Degree in Business from the University of Kansas in 1963 and has been active in investment banking since that time. Since 1982 he has managed his personal investments. He serves on the Compensation Committee.

     Richard J. Lampen, age 46. Mr. Lampen, a Director of the Company since 1999, received a J.D. from Columbia University Law School in 1978 and his B.A. Degree from Johns Hopkins University in 1975. From 1986 to 1992 he was employed by Salomon Brothers Inc. From May 1992 through September 1995 he was a partner in the law firm of Steel Hector & Davis. Since that time he has been Executive Vice President and General Counsel of New Valley Corporation, an investment banking and Real Estate development firm, as well as Executive Vice President of Brooke Group Ltd., a New York Stock Exchange-listed holding company, and BGLS Inc. (a subsidiary of Brooke Group Ltd.). He has also acted as President and Chief Executive Officer since November 1998 of CDSI Holdings, Inc., which holds an interest in an Internet direct marketing firm. Mr. Lampen is also a director of CDSI Holdings, Inc. and New Valley Corporation. Mr. Lampen was elected to fill a vacancy on the Board of Directors in February 1999 pursuant to an agreement between New Valley Corporation and the Company in connection with the purchase of Common Stock by New Valley Corporation from Mark Licata, formerly a member of the Board of Directors. He serves on the Audit Committee.

Class I Directors

     A. Theodore Stautberg, Jr., age 53. Mr. Stautberg, a Director of the Company since 1993 has since 1981 been the President and a Director of Triumph Resources Corporation and its parent company, Triumph Oil and Gas Corporation of New York. Triumph engages in the oil and natural gas business, assists others in financing energy transactions, and serves as general partner of Triumph Production L.P. Mr. Stautberg is also the Chairman and a director of Triumph Securities Corporation and President of BT Energy Corporation. Prior to forming Triumph in 1981, Mr. Stautberg was a Vice President of Butcher & Singer, Inc., an investment-banking firm, from 1977 to 1981. From 1972 to 1977, Mr. Stautberg was an attorney with the Securities and Exchange Commission. Mr. Stautberg is a graduate of the University of Texas and the University of Texas School of Law. He serves on the Executive Committee.

     Felix Pardo, age 62. Mr. Pardo, a Director of the Company since 1999, received an M.B.A. degree from the Wharton Business School of the University of Pennsylvania in 1963 and a B.A. in economics from Brown University in 1960. Mr. Pardo serves as a member of the Board of Directors of Innovative Valve Technologies, an oil field services company, Newalta Corp., an oil field waste company, and Philip Services Corp., a metals recycling and industrial services company. From July 1998 to the present, he has acted as Chairman of Dyckerhoff, Inc., a cement and building materials company. Prior thereto, he was President of Philip Services Corp. from March 1998 through November 1998. From May 1992 through March 1998, he served as President of Ruhr American Coal Corporation and Chairman of Newalta Corp. Mr. Pardo was elected to fill a vacancy on the Board of Directors pursuant to an agreement between High River Limited Partnership and the Company in connection with the purchase of Common Stock by High River

Limited Partnershipfrom Leonard Tallerine, formerly a member of the Board of Directors. He serves on the Compensation Committee.

Committees of the Board

     The committees established by the Board of Directors to assist it, in the discharge of its responsibilities are described below.

     Audit Committee. The Audit Committee meets with management to consider the adequacy the internal controls of the Company and the objectivity of its financial reporting. The Audit Committee recommends to the Board the appointment of the independent accountants. The independent accountants periodically meet alone with the Committee and have unrestricted access to the Committee. Members of the Audit Committee are Donald Chesser, Richard Lampen and Harold First. The Audit Committee met two times in 1999.

     Compensation Committee. The Compensation Committee makes recommendations to the Board with respect to the compensation of senior management of the Company and the PANACO, Inc. Long Term Incentive Plan (the "Long Term Incentive Plan"). Members of the Compensation Committee are Felix Pardo and James B. Kreamer. The Compensation Committee met two times in 1999.

     Executive Committee. The Board established an Executive Committee in August 1998 and restated its Charter in February 1999. The Executive Committee consists of two members. Members of the Executive Committee are A. Theodore Stautberg, Jr. and Harold First. The Executive Committee has the authority to approve all checks in excess of $10,000, expense reports of the Senior Executive Officers of the Company, reviewing all acquisitions or draws on the Company's line of credit and making all press releases. In addition, the Committee reviews all financial statements, budgets, and other financial matters including hedging, drilling and exploration costs and preparation of reserve reports. The Executive Committee met twenty times in 1999.

     The Company does not have a standing nominating committee.

Compensation of Directors

     Non-employee directors are compensated for their services by receiving $2,000 for attending Board of Directors meetings, $500 for attending committee meetings (not including Executive Committee meetings) and $500 for participating in telephone meetings. Officers of the Company who serve as directors do not receive additional compensation for serving on the Board of Directors or a committee thereof. Directors are reimbursed for travel expenses incurred in attending Board of Directors or committee meetings.

     Each Director also receives $500 per month for reimbursement of expenses. Non-employee members of the Executive Committee are paid $3,750 per month plus reimbursement of reasonable out-of-pocket expenses for their services on such committee.

                               EXECUTIVE OFFICERS

     The following table provides information regarding the Executive officers of the Company who are not also Directors. The Executive officers of the Company serve at the discretion of the Board of Directors of the Company.

     Name                 Age     Since      Position
     ----                 ---     -----      --------

     Robert G. Wonish     46      1997       Executive Vice President and COO
     Todd R. Bart         35      1995       Chief Financial Officer, Secretary
                                             and Treasurer

     Mr. Wonish has been with the Company since January, 1994. He served as Vice President until his election in April, 1999 to Executive Vice President and Chief Operating Officer.

     Mr. Bart joined the Company as Controller in 1995 and was elected Chief Financial Officer and Secretary in 1996. From 1992 until 1995 he worked for Yellow Freight System, Inc., a trucking company, in financial accounting and reporting. Mr. Bart is a Certified Public Accountant.

     None of the companies mentioned in the descriptions of the business backgrounds above is a parent, subsidiary, or other affiliate of the Company.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth information with respect to beneficial ownership of the Company's Common Stock by (a) each Executive officer of the Company listed in the Summary Compensation Table and director of the Company,
(b) all Executive officers and Directors of the Company as a group, and (c) each person who beneficially owns 5% or more of the Common Stock as of the Record Date. Except as set forth below, each stockholder has sole voting and sole investment power over all shares.



                                                                 Shares Owned Beneficially
Directors and Executive Officers                                 Number           Percent
--------------------------------                                 ------           -------

Larry M. Wright; President and Chief Executive Officer(a)       1,120,706          4.61%
Robert G. Wonish; Sr. Vice President(b)                           142,850             *
Todd R. Bart; Chief Financial Officer and Secretary(c)             70,912             *
Donald W. Chesser; Director(d)                                      8,043             *
Harold First; Director                                             11,599             *
James B. Kreamer, Director                                        410,102             *
Richard J. Lampen; Director(g)                                          0             *
Stanley Nortman; Director                                               0             *
Felix Pardo; Director                                                   0             *
A. Theodore Stautberg, Jr.; Director                                 13,298           *
All Directors and Executive Officers as a group (10 persons)(e)   1,777,510        7.31%

                                        7

                                                                    Shares Owned Beneficially
Beneficial Owners of 5% or more (excluding persons named above)     Number            Percent
---------------------------------------------------------------     ------            -------

Carl C. Icahn(f)                                                   4,584,921           18.85%
% Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, NY 10153

New Valley Corporation(g)                                          2,118,479            8.71%
100 S.E. 2nd Street, 32nd Floor
Miami, FL 33131

Dolphin Offshore Partners(h)                                       1,590,800            6.54%
c/o Dolphin Management
129 East l7th Street
New York, NY 10003
________________
*    Less than 1%

(a) Includes 400,000 currently exercisable options to purchase shares at $4.45 per share. These options are exercisable any time before June 20, 2000. However, the holder may not dispose of the shares acquired upon exercise for a period of three years and must remain an employee of PANACO during that three-year period. Otherwise, the shares may be reacquired by PANACO at the person's cost, thereby denying them the benefit of the option. Also includes 73,706 shares allocated to the account of Mr. Wright under the Panaco, Inc. Employee Stock Ownership Plan ("ESOP"). UMB Bank is the sole trustee of the ESOP and as such has sole voting and investment power with respect to such shares. Also includes 633,200 shares owned directly by Mr. Wright, and 13,800 shares owned by Mr. Wright's individual retirement account, as to which shares Mr. Wright has sole voting and investment power.

(b) Includes 40,000 currently exercisable options to purchase shares at $4.45 per share, which options are subject to terms similar to those of Mr. Wright's options. See footnote (a) above. Also includes 67,375 shares allocated to Mr. Wonish's account in the ESOP. See footnote (a) above. Also includes 34,300 shares held by Mr. Wonish directly, as to which Mr. Wonish has sole voting and investment power. Also includes 1,175 shares held in the individual retirement account of Mr. Wonish's spouse.

(c) Includes 30,000 currently exercisable options to purchase shares at $4.45 per share. See footnote (a) above. Also includes 38,412 shares allocated to Mr. Bart's account in the ESOP. See footnote (a) above. Mr. Bart owns directly and has sole voting and investment power over the remaining 2,500 shares.

(d) Such shares are held by Chesser & Company, P.A., which is owned by Mr. Chesser and his spouse.

(e) Includes 50,383 shares allocated to the accounts of certain Executive officers not named above under the ESOP. See footnote (a) above.

(f) Mr. Icahn is the sole stockholder of Riverdale Investors Corp. Inc., the general partner of High River Limited Partnership, the record holder of these shares. Based on information filed with the Securities and Exchange Commission on January 11, 1999.

(g) In connection with the purchase of 2,118,479 shares of Common Stock by New Valley Corporation from Mark Licata, the Company agreed to cause a person recommended by New Valley Corporation to be elected to the Board of Directors of the Company. Mr. Richard Lampen, Executive Vice President and a Director of New Valley Corporation, was elected as a member of the Board of Directors in February 1999 pursuant to such arrangement. Mr. Lampen
     disclaims   beneficial   ownership   of  the  shares  held  by  New  Valley
     Corporation.

(h) Based on information filed with the Securities and Exchange Commission on March 22, 1999.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on a review of the copies of the forms that it received, and on written representations from certain reporting persons that no additional forms were required, the Company believes that its officers, directors and greater than ten-percent beneficial owners complied with all of these filing requirements in 1999.

                             EXECUTIVE COMPENSATION

Executive Officer Compensation Table

     The following table sets forth certain information concerning the annual compensation paid to each person who served as the Company's Chief Executive Officer during 1999 and each other Executive officer serving at the end of 1999 whose compensation exceeded $100,000 during 1999.


                                                                                        Long-Term
                                             Annual Compensation                    Compensation Awards
                                    -------------------------------------   --------------------------------
                                                              Other
                                                              Annual        Restricted       Securities        All Other
  Name and Principal                Salary        Bonus       Compensa-       Stock          Underlying        Compensa-
      Position            Year       ($)           ($)        tion (a)($)   Awards ($)       Options (#)       tion ($)
------------------------------------------------------------------------------------------------------------------------

Larry M. Wright           1999      318,900           0       24,000             0                 0               0
President and Chief       1998      271,300      35,600       24,000             0                 0               0
Executive Officer         1997      205,500      20,500       22,500             0           400,000               0
Robert G. Wonish          1999      193,700           0       24,000             0                 0               0
Executive Vice            1998      164,800      21,400       19,500             0                 0               0
President and Chief       1997      117,100      12,800       15,500        20,000            40,000               0
Operating Officer
Todd R. Bart              1999      110,100           0       15,600             0                 0               0
Chief Financial           1998       90,600      13,200       10,100             0                 0          20,000
Officer, Secretary and    1997       60,500       6,500        7,300        10,000            30,000               0
Treasurer


(a)  Contributions to the accounts of the employees under the ESOP.

Aggregate Option and Warrant Exercises

     The Company did not grant any options in the year ended December 31, 1999 to any of the persons listed in the Summary Compensation Table. The following table provides information relating to the number and value of Common Stock subject to options exercised during 1999 or held by the named Executive officers as of December 31, 1999.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values


                                                                         Number of Securities
                                                                        Underlying Unexercised
                         Shares Acquired          Value             Options at Fiscal Year End (#)
Name                     Upon Exercise (#)       Realized ($)        Exercisable/Unexercisable(a)
----                     -----------------       ------------        ----------------------------

Larry M. Wright                  -                    -                         400,000/0
Robert G. Wonish                 -                    -                          40,000/0
Todd R. Bart                     -                    -                          30,000/0


(a) All options are exercisable at prices above the closing price of the Company's Common Stock on December 31, 1999.

Employment Agreements and Change-in-Control Arrangements

     Effective September 1, 1998, the Company entered into an Employment Agreement with Larry M. Wright pursuant to which Mr. Wright serves as President and Chief Executive Officer of the Company. The Agreement is for a term of three years and automatically renews for consecutive terms of two years unless terminated by either party. The Employment Agreement provides that Mr. Wright will receive a base salary of $285,000, and thereafter, on a monthly basis, a supplemental payment in an amount equal to the interest accrued during the preceding month on the Promissory Note described below at "Certain Relationships and Related Transactions." Mr. Wright is also entitled to participate in the Company's employee benefit plans, to receive life and disability insurance coverage, and to reimbursement of reasonable expenses in connection with his duties. As partial consideration for the Agreement, Mr. Wright has agreed to keep confidential all information he receives in connection with his duties and has further agreed not to solicit any employees of the Company for a period of two years following such employment. Pursuant to the Agreement, Mr. Wright may be terminated for Cause, as defined in the Agreement, in which case he would not be entitled to any further payments. He may also be terminated other than for Cause or upon his death or disability. Mr. Wright is required to give 90 days prior written notice of any voluntary termination. Upon termination by the Company other than for Cause or upon death or disability, or upon termination by Mr. Wright because of a change in conditions, he is entitled to receive his base salary for a period of 24 months, for the period ending August 31, 2001, and all options held by Mr. Wright become immediately vested.

     The Company has also entered into a letter agreement with Todd R. Bart, the Chief Financial Officer and Secretary of the Company, providing that Mr. Bart will be entitled to receive insurance coverage and severance payments equal to his base salary for a period of one year upon a change in control of the Company or if Larry M. Wright ceases to serve as Chief Executive Officer of the Company.

Compensation Committee Interlocks and Insider Participation

     During the last fiscal year, Felix Pardo and James B. Kreamer served on the Compensation Committee of the Board of Directors of the Company. Neither of them has ever served as an officer of the Company.

Compensation Committee Report on Executive Compensation

Objectives and Approach

     The overall goals of the Company's Executive compensation program are: (i) to encourage and provide an incentive to its Executive officers to achieve the Company's strategic business and financial goals, both short-term and long-term, and thereby enhance stockholder value, (ii) to attract and retain well-qualified Executive officers and (iii) to reward individuals for outstanding job performance in a fair and equitable manner when measured not only with respect to the Company's internal performance goals but also the Company's performance in comparison to its peers. The components of the Company's Executive compensation are salary, incentive bonuses and awards under its Long Term Incentive Plan and Employee Stock Ownership Plan, each of which assists in achieving the program's goals.

Long Term Incentive Plan

     The Company's Long-Term Incentive Plan provides for the granting, to certain officers and key employees of the Company and its participating subsidiaries, of incentive awards in the form of stock options, stock appreciation rights ("SARS"), stock, and cash awards. The Long-Term Incentive Plan is administered by a committee of independent members of the Board of Directors (the "Plan Committee") with respect to awards to certain Executive officers of the Company but may be administered by the Board of Directors with respect to any other awards. Except for certain automatic awards, the Plan Committee has discretion to select the employees to be granted awards, to determine the type, size, and terms of the awards, to determine when awards will be granted, and to prescribe the form of the instruments evidencing awards.

     Options, which include nonqualified stock options and incentive stock options, are rights to purchase a specified number of shares of Common Stock at a price fixed at the time the option is granted. Payment of the option price may be made with (i) cash, (ii) other Common Stock presently owned by the optionee valued at the then current market price, or (iii) a combination of both. Options are exercisable at the time and on the term that the Plan Committee determines. SARs are rights to receive a payment, in cash or Common Stock or both, based on the value of the Common Stock. A stock award is an award of Common Stock or denominated in Common Stock. Cash awards are generally based on the extent to which pre-established performance goals are achieved over a pre-established period but may also include individual bonuses paid for previous, exemplary performance. The Plan Committee determines performance objectives and award levels before the beginning of each plan year.

     The Long-Term Incentive Plan allows for the satisfaction of a participant's tax withholding with respect to an award by the withholding of Common Stock issuable pursuant to the award or the delivery by the participant of previously owned Common Stock, in either case valued at the fair market value, subject to limitations the Plan Committee may adopt.

     Awards granted pursuant to the Long-Term Incentive Plan may provide that, upon a change of control of the Company, (a) each holder of an option will be granted a corresponding SAR (b) all outstanding SARs and stock options become immediately and fully vested and exercisable in full, and (c) the restriction period on any restricted stock award shall be accelerated and the restriction shall expire.

     The Long-Term Incentive Plan provides for the issuance of a maximum number of shares of Common Stock equal to 20% of the total number of shares of Common Stock outstanding from time to time. Unexercised SARs, unexercised options, restricted stock, and Performance units under the Long-Tenn Incentive Plan are subject to adjustment in the event of a stock dividend, stock split, recapitalization or combination of the Company, merger or similar transaction and are not transferable except by will and by the laws of descent and distribution. Except when a participant's employment terminates as a result of death, disability, or retirement under an approved retirement plan or following a change in control in certain circumstances, an award generally may be exercised (or the restriction thereon may lapse) only if the participant is an officer, employee, or director of the Company, or subsidiary at the time of exercise or lapse or, in certain circumstance, if the exercise or lapse occurs within 180 days after employment is terminated.

     Under the Company's Long-Term Incentive Plan all full time employees may share a bonus equal to a percentage of the Company's cash flow, in accordance with GAAP, exclusive of extraordinary and non-recurring items. The bonuses are paid at the discretion of the Board of Directors and will be paid to all full time (1,000 + hours) employees at the time of delivery of the independent audit. The bonuses are allocated to the full time employees based upon their salary at December 31.

     The Long-Term Incentive Plan may be amended by the Board of Directors. No grants or awards may be made under the Long-Term Incentive Plan after the tenth anniversary of the Plan. No stockholder approval will be sought for amendments to the Long-Term Incentive Plan except as required by law (including Rule l6b-3 under the Exchange Act) or the rules of any national securities exchange on which the Common Stock is then listed.

Employee Stock Ownership Plan

     In 1994, the Company adopted the PANACO, Inc. Employee Stock Ownership Plan ("ESOP"). Pursuant to the terms of the ESOP, the Company may contribute up to fifteen percent (15%) of the participant's annual compensation to the ESOP. ESOP assets are allocated in accordance with a formula based on participant compensation. In order to participate in the ESOP, a participant must complete at least one thousand hours of service to the Company within twelve consecutive months. A participant's interest in the ESOP becomes one hundred percent vested after three years of service to the Company. Benefits are distributed from the ESOP at such time as a participant retires, dies or terminates service with the Company in accordance with the terms and conditions of the ESOP. Benefits may be distributed in cash or in shares of Common Stock. No participant contributions are allowed to be made to the ESOP.

     Company contributions to the ESOP may be in the form of Common Stock or cash. Cash contributions may be used, at the discretion of the Board of Directors, to purchase Common Stock in the open market or from the Company at prevailing prices. The allocation of ESOP assets is determined by a formula based on participant compensation. Participation in the ESOP requires completion of more than one thousand (1,000) hours of service to the Company. The ESOP is intended to satisfy any applicable requirements of the Internal Revenue Code of 1986 and the Employee Retirement and Income Security Act of 1974. The Company has been advised that its contributions to the ESOP will be deductible for Federal Income Tax purposes, and the participants will not recognize income on their allocated share of ESOP assets until such assets are distributed. As of December 31, 1999, the ESOP owned of record 701,725 shares of Common Stock. Such Common Stock is owned beneficially by the employees of the Company.

CEO Compensation

     In establishing the annual compensation of the Chief Executive Officer, the Compensation Committee considers the performance of the Company and the Chief Executive Officer, including his leadership and effectiveness in identifying opportunities for growth and increased profitability and implementing the Company's strategic plan. While overall corporate performance is considered, the CEO's compensation is determined by a subjective evaluation of his individual performance.

     In  establishing  the annual  compensation  of the current Chief  Executive
Officer Larry Wright in 1999, the Compensation Committee took into account Mr. Wright's contribution to the growth of the Company, the role he played in the acquisitions made by the Company and the Company's current financial position and situation.

     During 1998, with the approval of the full Board of Directors, the Committee determined that the interest of the Company and its stockholders would be best served by the Company entering into a multi-year Employment Agreement with Mr. Wright. The Committee believes that such multi-year employment arrangement benefits the Company and its stockholders by permitting the Company to attract and retain an Executive officer with demonstrated leadership abilities and to secure the services of such Executive officer at agreed upon terms over an extended period of time. The compensation payable to Mr. Wright pursuant to the Employment Agreement is consistent with the compensation policies of the Company as established by the Compensation Committee. A summary of the principal terms of the Employment Agreement is included under the caption "Employment Agreements and Change-in-Control Arrangements."

                             COMPENSATION COMMITTEE

                                   Felix Pardo
                                James B. Kreamer

Performance Graphs

     The following performance graph compares the annual change of the cumulative total stockholder return, assuming reinvestment of dividends, of an assumed $100 investment on January 1, 1994 in (1) Common Stock, (2) the NASDAQ Market Index and (3) a peer group of all crude petroleum and natural gas exploration and production companies (SIC Code 1311) listed in NASDAQ.

                                                                 Fiscal Year Ending
                              --------------------------------------------------------------------------------------------
Company/Index/Market          12/30/1994       12/29/1995       12/31/1996       12/31/1997      12/31/998      12/31/1999
--------------------          ----------       ----------       ----------       ----------      ---------      ----------

PANACO, Inc.                    100.00           110.94           121.88           100.00           22.66            8.59
Peer Group Index                100.00           109.98           146.24           148.22          118.73          145.03
NASDAQ Market Index             100.00           129.71           161.18           197.16          278.08          490.46


Certain Relationships and Related Transactions

     From July 14, 1998 to August 24, 1998, the Company advanced to Larry M. Wright an aggregate of $300,000 to enable Mr. Wright to satisfy margin calls resulting from the decline in price of Company stock owned by Mr. Wright. Mr. Wright subsequently executed and delivered a Promissory Note to the Company in the original principal amount of $300,000 bearing interest at 7% per annum, payable monthly and maturing on the earlier of the expiration of three years or the termination of Mr. Wright's employment with the Company. Such Promissory
Note is secured by a pledge of Mr. Wright's stock and securities in the Company, although all of such securities are subject to prior liens securing other indebtedness and, at the present time, the aggregate amount of such other indebtedness may exceed the value of such stock and securities. The Board of Directors of the Company approved a provision in Mr. Wright's Employment Agreement for monthly supplemental payments to Mr. Wright equal to the amount of the interest becoming due on such Promissory Note, with the Company having the right to offset directly such supplemental payments against amounts becoming due under the Promissory Note. See also "Employment Agreements and Change-in-Control Arrangements" under "Executive Compensation" above.

     The Company has several procedures, provisions, and plans designed to reduce the likelihood of a change in the management or voting control of the Company without the consent of the incumbent Board of Directors. These provisions may have the effect of strengthening the ability of offices and directors of the Company to continue as officers and directors of the Company despite changes in share ownership of the Company.

     On January 8, 1999, the Company entered into a Settlement Agreement with Leonard Tallerine pursuant to the terms of which the Company paid Mr. Tallerine $150,000 in complete and final settlement of all claims by Mr. Tallerine might have had against the Company arising from his employment with the Company, his participation as a Director of the Board of Directors, and for breach of the Restated Merger Agreement with Goldking Production Company. The Company also returned to Mr. Tallerine a check in the amount of $32,583.77 which had previously been tendered for payment of expenses owing to the Company. At that time, Mr. Tallerine resigned from the Board of Directors.

     On January 25, 1999, the Company entered into a Settlement Agreement with Mark Licata pursuant to the terms of which the Company paid Mr. Licata $150,000 in complete and final settlement of any claim Mr. Licata might have had against the Company arising out of his employment with the Company, his membership on the Board of Directors, or for breach of the Restated Merger Agreement with Goldking Production Company. The Company paid Mr. Licata an additional $15,000 representing unpaid directors fees and expenses. At that time, Mr. Licata resigned from the Board of Directors.

                                  OTHER MATTERS
Accountants

     One or more members of the firm of KPMG LLP, the Company's independent accountants, will attend the Annual Meeting, will have an opportunity to make a statement and will be available to answer questions as appropriate.

Changes in Independent Accountants

     On June 11, 1998, Arthur Andersen LLP, which had audited the Company's financial statements for the fiscal years ending December 31, 1996 and December 31, 1997, informed the Company that it declined to stand for re-election as independent accountants of the Company at its 1998 Annual Meeting. Effective August 25, 1998, the Company engaged KPMG LLP as independent accountants to audit the Company's financial statements for the fiscal year 1998. The decision to engage KPMG LLP was recommended and approved by the Audit Committee. During the Company's fiscal years ending December 31, 1996 and December 31, 1997 and the subsequent interim period ending on June 11, 1998, there were no disagreements with Arthur Anderson LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Anderson LLP, would have caused Arthur Anderson LLP to make a reference to the subject matter of the disagreements in connection with its report.

Other

     As of the date of this Proxy Statement, the Company knew of no other matters which might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the Common Stock represented by proxies solicited hereby with be voted with respect thereto in accordance with the judgment of the persons voting them.

                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     The Board of Directors has set the date for the Company's 2001 Annual Meeting of Stockholders for June 6, 2001. Stockholder proposals intended to be considered for inclusion in next year's proxy statement should be sent to Investor Relations, PANACO, Inc., 1100 Louisiana, Suite 5100, Houston, Texas 77002, and must be received by December 31, 2000. Any such proposal, must comply with Rule l4a-8 promulgated by the SEC pursuant to the Exchange Act.

                         FINANCIAL STATEMENTS AVAILABLE

     Financial statements for the Company were included in the Company's Annual Report or Form 10-K ("Form 10-K") as filed with the SEC for the year 1999. A copy of the Form 10-K is being provided to all stockholders as of the record date together with the Company's proxy materials. Additional copies of the Form 10-K will be furnished without charge and without exhibits, on request directed to Investor Relations, PANACO, Inc., 1100 Louisiana, Suite 5100, Houston, Texas 77002. The Form 10-K does not form any part of the material for solicitation of proxies.

                                By order of the Board of Directors

                                /s/ Todd R. Bart
                                __________________________________
                                Todd R. Bart
                                Secretary

April 28, 2000